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                                                                  EXHIBIT (8)(m)

                         CALVERT VARIABLE SERIES, INC.

                            PARTICIPATION AGREEMENT


        THIS AGREEMENT is made this 28th day of March, 2001, among CALVERT VARIABLE SERIES, INC., an open-end management investment company organized under the laws of the State of Maryland ("CVS"), CALVERT DISTRIBUTORS, INC. ("CDI"), the principal underwriter of CVS, organized under the laws of the State of Delaware, and FARMERS NEW WORLD LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Washington (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                              W I T N E S S E T H:

        WHEREAS, CVS is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

        WHEREAS, CVS desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with CVS (the "Participating Insurance Companies"); and

        WHEREAS, CVS issues shares of beneficial interest, divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and

        WHEREAS, CVS has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of CVS to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Shared Funding Exemptive Order"); and

        WHEREAS, Calvert Asset Management Company, Inc. (the "Adviser") is duly registered as an investment adviser under the Investment Advisers Act of 1940 and any applicable state securities laws; and

        WHEREAS, CDI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and



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        WHEREAS, the Company desires to utilize shares of one or more Portfolios as an investment vehicle for variable life insurance and/or variable annuity contracts (collectively, the "Contracts") funded by the Accounts; and

        NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                   ARTICLE I.
                               Sale of CVS Shares

        1.1. CVS shall make shares of its Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by CVS (or its agent), as established in accordance with the provisions of the then current prospectus of CVS. Shares of a particular Portfolio of CVS shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Board of Directors of CVS (the "Directors") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

        1.2. CVS will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by CVS (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of CVS.

        1.3. For the purposes of Sections 1.1 and 1.2, CVS hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by CVS provided that
(i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and (ii) CVS receives notice of such orders by telephone by 11:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which CVS calculates its net asset value pursuant to the Rules of the SEC.

        1.4. Purchase orders that are transmitted to CVS in accordance with
Section 1.3 shall be paid for by the Company no later than 12:00 noon New York time on the same Business Day that CVS receives notice of the order. CVS shall pay and transmit the proceeds of redemption orders that are transmitted to CVS in accordance with Section 1.3 no later than 12:00 noon New York time on the same Business Day that CVS receives notice of the redemption, except that CVS reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder. Payments for such purchase orders will be made net of any redemptions received on the same day as the purchase. Payments shall be made in federal funds transmitted by wire.



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        1.5. Issuance and transfer of CVS's shares will be by book entry only.
Stock certificates will not be issued to the Company or the Account. Shares ordered from CVS will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account. CVS shall fax to the Company at
(206) 236-6645 a copy of a detailed transaction report and a transaction history report on the Business Day following each trade. By agreement between CVS and the Company, CVS may provide the reports to the Company using other medium.

        1.6. CVS shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on CVS's shares at least five
(5) Business Days prior to the ex-dividend date. On the ex-dividend date or, if not a Business Day on the first Business Day thereafter, CVS shall furnish the Company the actual amount of dividend or distribution payable per share. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. CVS shall, on the date of issuance or if not a Business Day on the first Business Day thereafter, notify the Company of the number of shares so issued as payment of such dividends and distributions.

        1.7. CVS shall fax the closing net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the closing net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time. Any material error in the calculation or reporting of the closing net asset value per share shall be reported immediately upon discovery to the Company. In such event the Company shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct closing net asset value per share and CVS or CDI shall bear the cost of correcting such errors. Any error of a lesser amount shall be corrected in the next Business Day's net asset value per share.

        1.8. Each Business Day, the Company shall send CVS a fax listing its orders for purchasing and redeeming Portfolio shares (as a follow-up to the earlier telephonic trade instructions). Later that day, CVS shall send the Company at (206) 236-6645 a fax confirming such orders and listing the closing net asset value for the prior Business Day. By agreement between CVS and the Company, CVS may send this information to the Company using other medium.

        1.9. CVS agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that CVS shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

        1.10. CVS agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.



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                                   ARTICLE II.
                           Obligations of the Parties

        2.1. CVS shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses, profiles (if any) and statements of additional information of CVS. CVS shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section
2.1. and all taxes to which an issuer is subject on the issuance and transfer of its shares.

        2.2. At the option of the Company, CVS shall either (a) provide the Company (at the Company's expense) with as many copies of CVS's current prospectus, profile (if any), annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. CVS shall provide the Company with a copy of its statement of additional information in a form suitable for duplication by the Company. CVS shall also provide the Company with such other assistance as is reasonably necessary in order for the Company once each year (or as often as is required by the SEC) to have the prospectus for the Contracts and the prospectus or profile (if any) for the Portfolios printed together in one document. The prospectus, profile (if any) and statement of additional information provided by CVS shall relate either to all Portfolios of CVS or only selected Portfolios of CVS, as the Company shall reasonably request. CVS (at its expense) shall provide the Company with copies of any CVS-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

        2.3. The Company shall bear the costs of printing and distributing CVS's prospectus, profile (if any), statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which CVS is serving or is to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws. CDI agrees to pay the Company a fee for reimbursement for the printing and administrative processing of CVS Portfolio shares based on attached Schedule B.

        2.4. The Company shall furnish, or cause to be furnished, to CVS (or its designee), a copy of the Contract prospectus and statement of additional information in which CVS or CDI is first named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to CVS (or its designee) a copy of each subsequent Contract prospectus and statement of additional information in which CVS or CDI is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to CVS or CDI. CVS may, in its reasonable discretion, request that the Company modify any references to CVS or CDI in subsequent filings. The Company shall furnish, or shall cause to be furnished, to CVS (or its designee), each piece of sales literature or other promotional material in which CVS or CDI is named, at least five Business Days prior to its use or concurrently with the filing of such document with the NASD, whichever is greater.



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No such material shall be used if CVS (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

        2.5. CVS shall furnish, or cause to be furnished, to the Company (or its designee), a copy of any initial CVS prospectus and statement of additional information in which the Company is first named prior to the filing of such document with the SEC. CVS shall furnish, or shall cause to be furnished, to the Company (or its designee) a copy of each subsequent CVS prospectus, profile (if any) and statement of additional information in which the Company is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to the Company. The Company may, in its reasonable discretion, request that CVS modify any references to the Company in subsequent filings. CVS shall furnish, or shall cause to be furnished to the Company (or its designee) each piece of sales literature or other promotional material in which the Company is named, at least five Business Days prior to its use or concurrently with the filing of such document with the NASD, whichever is greater. No such material shall be used if the Company (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

        2.6. The Company shall not give any information or make any representations or statements on behalf of CVS or CDI or concerning CVS or CDI in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or profile (if any) for CVS shares (as such registration statement, profile (if any) and prospectus may be amended or supplemented from time to time), reports of CVS, CVS-sponsored proxy statements, or in sales literature or other promotional material approved by CVS or its designee or CDI, except as required by legal process or regulatory authorities or with the written permission of CVS or its designee or CDI.

        2.7. Neither CVS nor CDI shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

        2.8. CVS or CDI will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in its registration statement or prospectus affecting the Portfolios and any proxy solicitation sponsored by CVS or CDI affecting the Portfolios) and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts.

        2.9. CVS and CDI agree to maintain a blanket fidelity bond or similar coverage for the benefit of CVS in an amount not less than the minimal coverage required by Section 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act.



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        2.10. So long as, and to the extent that the SEC interprets the 1940 Act to require passthrough voting privileges for variable Contract owners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of CVS. CVS shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by CVS. With respect to each Account, the Company will vote shares of CVS held by the Account and for which no timely voting instructions from Contract owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for CVS shares held by Contract owners without the prior written consent of CVS, which consent may be withheld in CVS's sole discretion, except in the event that the Company determines, in reliance on an opinion of counsel, that a proxy proposal would result in a violation of applicable insurance laws.

        2.11. CVS shall use its best efforts to maintain qualification of each Portfolio as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code") and shall notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future. CVS and CDI acknowledge that compliance with Subchapter M is an essential element of compliance with Section 817(h).

        2.12. Each Portfolio of CVS shall comply with the requirements of
Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts, and CVS shall notify the Company immediately upon having a reasonable basis for believing that any Portfolio has ceased or might cease to comply. In addition, CVS will immediately take all steps necessary to adequately diversify the Portfolio to achieve compliance.

        2.13. At the request of the Company, CVS shall provide the Company or its designee with reports certifying compliance with the aforesaid Section 817(h) diversification and Subchapter M qualification requirements on a quarterly basis.

        2.14. CVS shall provide monthly statements of account as of the end of each month for all of the Company's accounts by the fifteenth (15th) Business Day of the following month.

                                  ARTICLE III.
                                 Representations

        3.1. The Company represents that it is an insurance company duly organized and in good standing under the laws of the State of Washington and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A.



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        3.2. The Company represents that each of the Accounts (1) has been registered as a unit investment CVS in accordance with the provisions of the 1940 Act or, alternatively (2) has not been registered in proper reliance upon an exclusion from registration under the 1940 Act.

        3.3. The Company represents that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws.

        3.4. CVS represents and warrants that it is duly organized and validly existing under the laws of the State of Maryland.

        3.5. CVS represents and warrants that CVS shares offered and sold pursuant to this Agreement are registered under the 1933 Act and CVS is registered under the 1940 Act. CVS shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. CVS shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by CVS.

        3.6. CVS represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Code and the rules and regulations thereunder.

        3.7. CDI represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. CDI further represents that it will sell and distribute CVS' shares in accordance with the laws of the State of Delaware and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

        3.8. CDI represents and warrants that the Adviser is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the Adviser shall perform its obligations for CVS in compliance in all material respects with the laws of the State of Maryland and any applicable state and federal securities laws.

        3.9. Each party will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other parties to this Agreement and their affiliates.

        3.10. In addition, CVS and CDI shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as the terms "consumer" and "customer" are defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the Securities and Exchange Commission) ("Confidential Information"), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or



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becomes, generally available to the general public from: (a) federal, State or local governmental records, (b) widely distributed media, or (c) disclosures to the general public that are required to be made by federal, State or local law.

                                   ARTICLE IV.
                               Potential Conflicts

        4.1. The parties acknowledge that CVS's shares may be made available for investment to other Participating Insurance Companies. In such event, the Board of Directors of CVS (the "Directors") will monitor CVS for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

        4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Shared Funding Exemptive Order by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

        4.3. If it is determined by a majority of the Directors, or a majority of the disinterested the Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from CVS or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of CVS, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

        4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or



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would preclude a majority vote, the Company may be required, at CVS's election, to withdraw the affected Account's investment in CVS and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested the Directors. Any such withdrawal and termination must take place within six (6) months after CVS gives written notice that this provision is being implemented. Until the end of such six (6) month period, CVS shall continue to accept and implement orders by the Company for the purchase and redemption of shares of CVS.

        4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in CVS and terminate this Agreement with respect to such Account within six (6) months after the Directors inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested the Directors. Until the end of such six (6) month period, CVS shall continue to accept and implement orders by the Company for the purchase and redemption of shares of CVS.

        4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested the Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contact owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in CVS and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested the Directors.

        4.7. The Company shall at least annually submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

        4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then CVS and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.



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                                   ARTICLE V.
                                 Indemnification

        5.1. Indemnification By the Company. The Company agrees to indemnify and hold harmless CVS, CDI, and each of their directors, officers, employees and agents and each person, if any, who controls CVS or CDI within the meaning of
Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

        (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or profile (if any) for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of CVS or CDI for use in Company Documents or otherwise for use in connection with the sale of the Contracts or CVS shares; or

        (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from CVS Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or CVS shares; or

        (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in CVS Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to CVS or CDI by or on behalf of the Company; or

        (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

        (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.



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        5.2. Indemnification By CDI. CDI agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article
V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CDI) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

        (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for CVS (or any amendment or supplement thereto), (collectively, "CVS Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to CVS by or on behalf of the Company for use in CVS Documents or otherwise for use in connection with the sale of the Contracts or CVS shares; or

        (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of CVS or persons under its control, with respect to the sale or acquisition of the Contracts or CVS shares; or

        (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of CVS; or

        (d) arise out of or result from any failure by CVS or CDI to provide the services or furnish the materials required under the terms of this Agreement; or

        (e) arise out of or result from any material breach of any representation and/or warranty made by CVS or Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by CVS or Adviser (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in Article II of this agreement).

        5.3. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

        5.4. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim or shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

        5.5. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE VI.
                                   Termination

        6.1. This Agreement shall terminate as to the sale and issuance of new
Contracts:

        (a) at the option of any party, for any reason upon ninety (90) days advance written notice to the other parties, unless a shorter time period is agreed to in writing by the parties to this Agreement;

        (b) at the option of the Company, upon one week advance written notice to CVS, if CVS shares are not reasonably available to meet the requirements of the Contracts as determined by the Company;

        (c) at the option of the Company, immediately upon institution of formal proceedings against CVS, CDI, or the Adviser by the NASD, SEC, or any other regulatory body that are deemed by the Company to materially affect the performance of the obligations under this Agreement;

        (d) at the option of CVS or CDI, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, or the Company by the NASD, SEC, or any other regulatory body that are deemed by CVS or CDI to materially affect the performance of the obligations under this Agreement;

        (e) upon the requisite vote of Contract owners having an interest in CVS, or SEC approval of an application pursuant to Section 26(b) of the 1940 Act, to substitute for CVS's shares the shares of another investment company in accordance with the terms of the applicable Contacts. The Company will give sixty (60) days written notice to CVS of any proposed application or vote to replace CVS's shares. CVS, the Adviser, and CDI shall cooperate with the Company in connection with such application;

        (f) upon assignment (as defined in Section 2(a)(4) of the 1940 Act) of the Agreement, unless made with the written consent of all other parties hereto;

        (g) if CVS's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of CVS's shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by each party should such situation occur;

        (h) by any party to the Agreement upon a determination by a majority of the Directors of CVS, or a majority of its disinterested Directors, that an irreconcilable material conflict exists;

        (i) at the option of CVS or CDI if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law;

        (j) if the need for substitution of the shares of another investment company, pursuant to Section 26(b) of the 1940 Act, arises out of CVS's failure to be registered, issued or sold in conformance with federal law, including applicable tax law, the expenses of obtaining such order shall be reimbursed by CVS or CDI. CVS, the Adviser, and CDI shall cooperate with the Company in connection with such application; or

        (k) at the option of the Company by prior written notice to CVS with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the
Section 817(h) diversification requirements specified in Article II hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply.

        6.2. Notwithstanding any termination of this Agreement, CVS shall, at the option of the Company, continue to make available additional shares of CVS (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement provided that the Company continues to pay the costs set forth in Section 2.3.

        6.3. The provisions of Articles III and V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.10 shall survive the termination of this Agreement as long as shares of CVS are held on behalf of Contract owners in accordance with Section 6.2. Specifically, without limitation, the owners of any existing Contracts shall be permitted to transfer or reallocate investment under the Contracts, redeem investments in any Portfolio and/or invest in CVS upon the making of additional premium payments under the existing Contracts.

                                  ARTICLE VII.
                                     Notices

        Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

        If to CVS:

               Calvert Distributors, Inc.
               4550 Montgomery Avenue, Suite 1000N
               Bethesda, Maryland  20814

               Attention:  Legal Department

        with a copy to:

               Christine Teske
               Calvert Distributors, Inc.
               4550 Montgomery Avenue, Suite 1000N
               Bethesda, Maryland  20814

        If to the Company:

               Farmers New World Life Insurance Company
               3007 - 77th Avenue, S.E.
               Mercer Island, Washington  98040
               Attention:  C. Paul Patsis, President

        with a copy to:

               M. Douglas Close
               Vice President and General Counsel
               Farmers New World Life Insurance Company
               4680 Wilshire Boulevard
               Los Angeles, California  90010


                                  ARTICLE VIII.
                         Unregistered Separate Accounts

        Pursuant to Section 12(d)(1)(E) of the 1940 Act, the Company will comply with the following conditions for it to hold shares of any Portfolio in one or more unregistered separate accounts:

        8.1. The Company represents that either the Company or the principal underwriter of any unregistered separate account holding Portfolio shares is a broker or dealer registered under the 1934 Act or is controlled (as defined in the 1940 Act) by a broker or dealer registered under the 1934 Act.

        8.2. The Company will not hold any other investment security (as defined in Section 3 of the 1940 Act) in the corresponding subaccount of an unregistered separate account that holds shares of a Portfolio.

        8.3. The Company will seek instructions from holders of interests in an unregistered separate account holding Portfolio shares with regard to the voting of all proxies solicited in connection with a Portfolio and will vote those proxies only in accordance with those instructions, or the Company will vote Portfolio shares held in its unregistered separate accounts in the same proportion as the vote of all of the Portfolio's other shareholders.

        8.4. The Company will not substitute another security for shares of a Portfolio held in an unregistered separate account unless the Securities and Exchange Commission approves the substitution in the manner provided in Section 26 of the 1940 Act.

                                   ARTICLE IX.

Miscellaneous

        9.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

        9.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

        9.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

        9.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Maryland.

        9.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

        9.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

        9.7. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

        9.8. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

        9.9. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

        IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

                                       FARMERS NEW WORLD LIFE INSURANCE COMPANY


                                       By:    /s/ C. Paul Patsis
                                          --------------------------------------
                                       Name:  C. Paul Patsis
                                       Title: President


                                       CALVERT VARIABLE SERIES, INC.


                                       By:    /s/ Ronald M. Wolfsheimer
                                          --------------------------------------
                                       Name: Ronald M. Wolfsheimer
                                       Title: Treasurer


                                       CALVERT DISTRIBUTORS, INC.

                                       By:    /s/ Craig Cloyed
                                          --------------------------------------
                                       Name:  Craig Cloyed
                                       Title: President

                                   Schedule A
        Separate Accounts, Associated Contracts, and Available Portfolios

Name of Separate Account and                           Contracts Funded
Date Established by Board of Directors                 By Separate Account
--------------------------------------                 -------------------
Farmers Annuity Separate Account A (4/6/99)            Farmers Variable Annuity

Farmers Variable Life Separate Account A (4/6/99)      Farmers Flexible Premium Variable
                                                       Life Insurance Policy


Portfolios of CVS to be made available to the Company as the sponsor of the Separate Accounts are:


Calvert Variable Series, Inc.

        Social Small Cap Portfolio

                                   Schedule B

Effective March 28, 2001, Calvert Distributors, Inc. ("CDI") shall pay Farmers New World Life Insurance Company (the "Company") an amount equal to the following:

        - 0.15% of average quarterly assets of the Portfolio held in the Separate Accounts ("Service Fees"). The applicable portion of the Service Fees will be paid by CDI within 20 days following the end of each calendar quarter.

        - The parties acknowledge and agree that the Service Fees will be paid by CDI and shall be paid with regard to the Portfolio only so long as this Agreement is in effect. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by CDI and such other supporting data as may be reasonably requested by the Company. In addition, the Company will furnish to CDI or its designees such information as CDI or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolio as described herein), and will otherwise cooperate with CDI and its designees (including, without limitation, any auditors designated by CDI), in the preparation of reports concerning this Agreement and the monies paid or payable by CDI pursuant hereto, as well as any other reports or filings that may be required by law.